COUNTRYWIDE TAX-FREE TRUST

                               AMENDMENT NO. 4 TO
                   RESTATED AGREEMENT AND DECLARATION OF TRUST

         The undersigned hereby certifies that she is the duly elected Secretary of Countrywide Tax-Free Trust and that, pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of Countrywide Tax-Free Trust, the Trustees, at a meeting on March 16, 2000, at which a quorum was present, adopted the following resolutions:

         RESOLVED, that the name of Countrywide Tax-Free Trust be changed to "Touchstone Tax-Free Trust"; and

         FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended, as of May 1, 2000 to reflect the change in name of the Trust; and

         FURTHER RESOLVED, that the officers of the Trust are hereby authorized to take such further actions as necessary to effect the purpose of these resolutions.

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of May 1, 2000, and that she is causing this Certificate to be signed and filed as provided in
Section 7.4 of the Restated Agreement and Declaration of Trust.

         WITNESS my hand this 24th day of March, 2000.



                                            /s/ Tina D. Hosking
                                            ------------------------------
                                            Tina D. Hosking, Secretary